EXHIBIT 10.7

Addendum #3 to Commitment Letter

Addendum Effective Date: February 24, 2016

WHEREAS, Cachet Financial Solutions, Inc. (“Borrower”) and Mike Hanson (“Lender”) (collectively “Parties”) entered into a Commitment Letter, effective July 30th, 2014 and as amended in previous addendums (collectively the “Agreement”); and

WHEREAS, the Parties desire to extend the date for which any outstanding balance due under the agreement from 1/31/16 to 1/31/17;

NOW THEREFORE, for valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Parties agree as follows:

1.	Section 4

The Parties agree that Section 4 of the Agreement shall be amended in its entirety to state as follows: “Parties agree that the outstanding balance as of 12/31/2015 shall bear simple interest at a rate of 10% beginning from the date of advance. Cachet Financial Solutions, Inc. agrees to make interest only payments on June 30, 2016, September 30, 2016 and December 31, 2016. The interest only payment is for interest that accrues on the principal balance from February 1, 2016 to date of payment. The Parties agree that the $598,000 outstanding in principal amounts under this agreement, together with interest, shall become due on 1/31/2017.”

2.	Pre-Established Terms

All terms and conditions of the Agreement shall remain in full force and effect and apply to this Addendum, unless specifically modified herein.

In Witness Whereof, this Amendment to the Commitment Letter has been duly executed as of the Addendum Effective Date written above.

Borrower:		Lender:

Cachet Financial Solutions, Inc.		Michael Hanson

By:	/s/ Jeffrey C. Mack	By:	/s/ Michael Hanson
Its:	Chief Executive Officer